Exhibit 99

Best Buy Reports Fourth Quarter Results

Enterprise Comparable Sales Increased 12.6%

Domestic Comparable Online Sales Increased 89.3%

GAAP Diluted EPS Increased 9% to $3.10

Non-GAAP Diluted EPS Increased 20% to $3.48

Quarterly Dividend Increased 27% to $0.70 per Share

MINNEAPOLIS, February 25, 2021 -- Best Buy Co., Inc. (NYSE: BBY) today announced results for the 13-week fourth quarter ended January 30, 2021 (“Q4 FY21”), as compared to the 13-week fourth quarter ended February 1, 2020 (“Q4 FY20”).

	Q4 FY21	Q4 FY20	FY21	FY20
Revenue ($ in millions)
Enterprise	$16,937	$15,196	$47,262	$43,638
Domestic segment	$15,400	$13,848	$43,293	$40,114
International segment	$1,537	$1,348	$3,969	$3,524
Enterprise comparable sales % change[1]	12.6%	3.2%	9.7%	2.1%
Domestic comparable sales % change[1]	12.4%	3.4%	9.2%	2.3%
Domestic comparable online sales % change[1]	89.3%	18.7%	144.4%	17.0%
International comparable sales % change[1]	14.9%	1.6%	15.0%	(0.5)%
Operating Income
GAAP operating income as a % of revenue	6.1%	6.4%	5.1%	4.6%
Non-GAAP operating income as a % of revenue	6.9%	6.5%	5.8%	4.9%
Diluted Earnings per Share ("EPS")
GAAP diluted EPS	$3.10	$2.84	$6.84	$5.75
Non-GAAP diluted EPS	$3.48	$2.90	$7.91	$6.07

For GAAP to non-GAAP reconciliations of the measures referred to in the above table, please refer to the attached supporting schedule.

“During the fourth quarter, our teams delivered an exceptional customer experience in a safe environment,” said Corie Barry, Best Buy CEO. “They showed amazing flexibility managing extraordinary volume in a dynamic environment. Online sales grew almost 90% to a record $6.7 billion and made up 43% of our total Domestic sales. Our stores played a pivotal role in the fulfillment of these sales, as almost two-thirds of our online revenue was either picked up in store or curbside, shipped from a store or delivered by a store employee. I want to thank our associates across the company for their dedication, ingenuity and resilience in a constantly changing environment.”

Barry continued, “To show our appreciation for their hard work over the past year and in recognition of their ongoing efforts in the face of “pandemic fatigue”, we are paying our employees an additional cash gratitude bonus. In the next few weeks, all hourly US employees will receive $500 if full-time and $200 if part-time. In addition, to help keep employees and customers safe, we are encouraging all employees to get COVID vaccinations as they are available by providing them with paid time off when they receive the vaccine and providing them absence time to be used in the event they develop side effects that warrant their needing to stay home and rest after receiving the vaccination.”

Barry concluded, “During FY21, we managed through the impacts of the pandemic in a way that allowed us to accelerate many aspects of our strategy in order to thrive in what we believe to be a new and forever changed retail environment that is even more digital and puts customers entirely in control of their shopping experience. In FY22, we are accelerating investments to build on that momentum and push even faster in our evolution to a digital-first mindset. This includes areas such as our technology, automation and analytic capabilities, our health initiatives, and continuing to pilot and test new operating formats with our store assets using a more flexible and cross-trained employee base.”

Financial Outlook

Best Buy CFO Matt Bilunas said, “We are confident in our long-term strategic direction and believe we are investing from a position of strength. As it relates to FY22 specifically, the demand for technology remains at elevated levels as we start the year. However, there is a high level of uncertainty related to the impacts of the COVID-19 pandemic that makes it difficult to predict how sustainable these trends will be, including, but not limited to, the timing of administration of the vaccine and the subsequent impact to customer demand and shopping patterns, as well as potential government stimulus actions. We will update our expectations during the year if needed, but our initial FY22 outlook for comparable sales growth in the range of (-2%) to +1% assumes that customers resume or accelerate spend in areas that were slowed during the pandemic, such as travel and dining out, in the back half of the year.”

Although not providing its traditional guidance, the company is providing the following working assumptions:

FY22:

•	Enterprise comparable sales growth of (-2%) to +1%
•	Online sales of approximately 40% of total Domestic sales
•	Enterprise non-GAAP gross profit rate[2] slightly below the FY21 rate of 22.4%
•	Enterprise non-GAAP SG&A2 growth rate in the low single-digits
•	Share repurchases of at least $2.0 billion
•	Capital expenditures of $750 million to $850 million

Q1 FY22:

•	Enterprise comparable sales growth of approximately 20%
•	Enterprise non-GAAP gross profit rate[2] slightly below the Q1 FY21 rate of 23.0%
•	Enterprise non-GAAP SG&A2 growth of approximately 10%

Domestic Segment Q4 FY21 Results

Domestic Revenue

Domestic revenue of $15.40 billion increased 11.2% versus last year. The increase was primarily driven by comparable sales growth of 12.4%, which was partially offset by the loss of revenue from permanent store closures in the past year.

From a merchandising perspective, the company generated comparable sales growth across most of its categories, with the largest drivers being computing, appliances, gaming, virtual reality and home theater. These growth drivers were partially offset by declines in headphone and mobile phone sales.

Domestic online revenue of $6.66 billion increased 89.3% on a comparable basis, and as a percentage of total Domestic revenue, online revenue increased to 43.2% versus 25.4% last year.

Domestic Gross Profit Rate

Domestic GAAP gross profit rate was 20.9% versus 21.2% last year. On a non-GAAP basis, the gross profit rate was 20.7% versus 21.2% last year. The lower GAAP and non-GAAP gross profit rates were primarily driven by higher supply chain costs as a result of the increased mix of online revenue. The GAAP gross profit rate also included the benefit of a $21 million price-fixing settlement received in relation to products purchased and sold in prior fiscal years.

Domestic Selling, General and Administrative Expenses (“SG&A”)

Domestic GAAP SG&A was $2.15 billion, or 14.0% of revenue, versus $2.05 billion, or 14.8% of revenue, last year. On a non-GAAP basis, SG&A was $2.13 billion, or 13.8% of revenue, versus $2.03 billion, or 14.7% of revenue, last year. Both GAAP and non-GAAP SG&A increased primarily due to: (1) increased incentive compensation expense; (2) increased variable expense related to the higher sales growth, including items such as credit card processing fees; and (3) increased investments in technology and in support of the company’s health initiatives. These items were partially offset by lower store payroll expense.

International Segment Q4 FY21 Results

International Revenue

International revenue of $1.54 billion increased 14.0% versus last year. This increase was primarily driven by comparable sales growth of 14.9% and the benefit of approximately 160 basis points of favorable foreign currency exchange rates. These items were partially offset by lower revenue in Mexico, which was a result of the company exiting operations from the country during the quarter, as previously announced on November 24, 2020. As a result, revenue from Mexico was only included in the company’s Q4 FY21 International comparable sales for the fiscal month of November.

International Gross Profit Rate

International GAAP gross profit rate was 21.6% versus 22.6% last year. On a non-GAAP basis, the gross profit rate was 20.8% versus 22.6% last year. The lower GAAP and non-GAAP gross profit rates were primarily driven by higher supply chain costs as a result of the increased mix of online revenue and a lower percentage of revenue from the higher margin services category. The GAAP gross profit rate also included a $13 million benefit associated with more favorable than expected inventory markdowns in Mexico.

International SG&A

International SG&A was $216 million, or 14.1% of revenue, versus $215 million, or 15.9% of revenue, last year.

Restructuring Charges

Restructuring charges of $142 million in Q4 FY21 included Domestic restructuring of $88 million and International restructuring of $54 million. Domestic restructuring primarily consists of severance and employee-related benefits associated with actions taken to better align the company’s organizational structure with its strategic priorities. International restructuring primarily consists of charges associated with the company’s decision to exit operations in Mexico, which was substantially complete as of January 30, 2021.

Dividends and Share Repurchases

In Q4 FY21, the company returned a total of $392 million to shareholders through share repurchases of $250 million and dividends of $142 million. For the full year, the company returned a total of $880 million to shareholders through dividends of $568 million and share repurchases of $312 million.

Today, the company announced its board of directors approved a 27% increase in the regular quarterly dividend to $0.70 per share. The regular quarterly dividend will be payable on April 8, 2021, to shareholders of record as of the close of business on March 18, 2021.

In addition, the company’s board of directors approved a new $5.0 billion share repurchase authorization, replacing the existing authorization dated February 2019, which had $1.7 billion in repurchases remaining at the end of FY21.

Bond Retirement

In Q4 FY21, the company retired $650 million in 5.5% notes with an original maturity date of March 2021 by exercising its option to redeem the notes at par. These notes were replaced by the net proceeds from the company’s public bond offering completed during Q3 FY21 for $650 million in 1.95% notes due in October 2030.

Conference Call

Best Buy is scheduled to conduct an earnings conference call at 8:00 a.m. Eastern Time (7:00 a.m. Central Time) on February 25, 2021. A webcast of the call is expected to be available at www.investors.bestbuy.com,  both live and after the call.

Notes:

(1) On November 24, 2020, the company announced its decision to exit its operations in Mexico. As a result, all revenue from Mexico operations has been excluded from the comparable sales calculation beginning in fiscal December FY21. Comparable sales include revenue from all stores that were temporarily closed or operating an enhanced curbside-only operating model in FY21 as a result of COVID-19. The method of calculating comparable sales varies across the retail industry, including the treatment of store closures as a result of COVID-19. As a result, our method of calculating comparable sales may not be the same as other retailers’ methods. For additional information on comparable sales, please see our most recent Annual Report on Form 10-K, and any subsequent Quarterly Reports on Form 10-Q, filed with the Securities and Exchange Commission, and available at www.investors.bestbuy.com.

(2) A reconciliation of the projected non-GAAP gross profit rate and non-GAAP SG&A, which are forward-looking non-GAAP financial measures, to the most directly comparable GAAP financial measures, is not provided because the company is unable to provide such reconciliation without unreasonable effort. The inability to provide a reconciliation is due to the uncertainty and inherent difficulty predicting the occurrence, the financial impact and the periods in which the non-GAAP adjustments may be recognized. These GAAP measures may include the impact of such items as restructuring charges; price-fixing settlements; goodwill impairments; gains and losses on investments; intangible asset amortization; certain acquisition-related costs; and the tax effect of all such items. Historically, the company has excluded these items from non-GAAP financial measures. The company currently expects to continue to exclude these items in future disclosures of non-GAAP financial measures and may also exclude other items that may arise (collectively, “non-GAAP adjustments”). The decisions and events that typically lead to the recognition of non-GAAP adjustments, such as a decision to exit part of the business or reaching settlement of a legal dispute, are inherently unpredictable as to if or when they may occur. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to future results.

Forward-Looking and Cautionary Statements:

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, operational investments, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” “assume,” “estimate,” “expect,” “intend,” “foresee,” “project,” “guidance,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: the duration and scope of the COVID-19 pandemic and its resurgence and the impact on demand for our products and services, levels of consumer confidence and our supply chain; the effects and duration of steps we have taken and will continue to take in response to the pandemic, including the implementation of our interim and evolving operating model; actions governments, businesses and individuals have taken and will continue to take in response to the pandemic and their impact on economic activity and consumer spending; the pace of recovery when the COVID-19 pandemic subsides; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; competition (including from multi-channel retailers, e-commerce business, technology service providers, traditional store-based retailers, vendors and mobile network carriers), our expansion strategies, our focus on services as a strategic priority, our reliance on key vendors and mobile network carriers, our ability to attract and retain qualified employees, changes in market compensation rates, risks arising from statutory, regulatory and legal developments, macroeconomic pressures in the markets in which we operate, failure to effectively manage our costs, our reliance on our information technology systems, our ability to prevent or effectively respond to a privacy or security breach, our ability to effectively manage strategic ventures, alliances or acquisitions, our dependence on cash flows and net earnings generated during the fourth fiscal quarter, susceptibility of our products to technological advancements, product life cycle preferences and changes in consumer preferences, economic or regulatory developments that might affect our ability to provide attractive promotional financing, interruptions and other supply chain issues, catastrophic events, health crises, pandemics, our ability to maintain positive brand perception and recognition, product safety and quality concerns, changes to labor or employment laws or regulations, our ability to effectively manage our real estate portfolio, constraints in the capital markets or our vendor credit terms, changes in our credit ratings, any material disruption in our relationship with or the services of third-party vendors, risks related to our exclusive brand products and risks associated with vendors that source products outside of the U.S., including trade restrictions or changes in the costs of imports (including existing or new tariffs or duties and changes in the amount of any such tariffs or duties) and risks arising from our international activities.

A further list and description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the Securities and Exchange Commission (“SEC”), including, but not limited to, Best Buy’s Annual Report on Form 10-K filed with the SEC on March 23, 2020 and its Quarterly Reports on Form 10-Q filed with the SEC on May 27, 2020, August 31, 2020 and November 30, 2020. Best Buy cautions that the foregoing list of important factors is not complete, and any forward-looking statements speak only as of the date they are made, and Best Buy assumes no obligation to update any forward-looking statement that it may make.

Investor Contact:	Media Contact:
Mollie O'Brien	Jeff Haydock
mollie.obrien@bestbuy.com	jeff.haydock@bestbuy.com

BEST BUY CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

($ and shares in millions, except per share amounts)

(Unaudited and subject to reclassification)

Three Months Ended			Twelve Months Ended
January 30, 2021		February 1, 2020	January 30, 2021	February 1, 2020
Revenue	$16,937	$15,196	$47,262	$43,638
Cost of sales	13,394	11,961	36,689	33,590
Gross profit	3,543	3,235	10,573	10,048
Gross profit %	20.9%	21.3%	22.4%	23.0%
Selling, general and administrative expenses	2,368	2,268	7,928	7,998
SG&A %	14.0%	14.9%	16.8%	18.3%
Restructuring charges	142	-	254	41
Operating income	1,033	967	2,391	2,009
Operating income %	6.1%	6.4%	5.1%	4.6%
Other income (expense):
Gain on sale of investments	1	-	1	1
Investment income and other	18	14	37	47
Interest expense	(9)	(14)	(52)	(64)
Earnings before income tax expense	1,043	967	2,377	1,993
Income tax expense	227	222	579	452
Effective tax rate	21.6%	22.9%	24.3%	22.7%
Net earnings	$816	$745	$1,798	$1,541

Basic earnings per share	$3.15	$2.87	$6.93	$5.82
Diluted earnings per share	$3.10	$2.84	$6.84	$5.75

Weighted-average common shares outstanding
Basic	259.4	259.7	259.6	264.9
Diluted	263.2	262.4	263.0	268.1

BEST BUY CO., INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in millions)

(Unaudited and subject to reclassification)

	January 30, 2021	February 1, 2020
Assets
Current assets
Cash and cash equivalents	$5,494	$2,229
Receivables, net	1,061	1,149
Merchandise inventories	5,612	5,174
Other current assets	373	305
Total current assets	12,540	8,857
Property and equipment, net	2,260	2,328
Operating lease assets	2,612	2,709
Goodwill	986	984
Other assets	669	713
Total assets	$19,067	$15,591

Liabilities and equity
Current liabilities
Accounts payable	$6,979	$5,288
Unredeemed gift card liabilities	317	281
Deferred revenue	711	501
Accrued compensation and related expenses	725	410
Accrued liabilities	972	906
Short-term debt	110	-
Current portion of operating lease liabilities	693	660
Current portion of long-term debt	14	14
Total current liabilities	10,521	8,060
Long-term operating lease liabilities	2,012	2,138
Long-term liabilities	694	657
Long-term debt	1,253	1,257
Equity	4,587	3,479
Total liabilities and equity	$19,067	$15,591

BEST BUY CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in millions)

(Unaudited and subject to reclassification)

	Twelve Months Ended
	January 30, 2021	February 1, 2020
Operating activities
Net earnings	$1,798	$1,541
Adjustments to reconcile net earnings to total cash provided by operating activities:
Depreciation and amortization	839	812
Restructuring charges	254	41
Stock-based compensation	135	143
Deferred income taxes	(36)	70
Other, net	3	21
Changes in operating assets and liabilities, net of acquired assets and liabilities:
Receivables	73	(131)
Merchandise inventories	(435)	237
Other assets	(51)	16
Accounts payable	1,676	47
Income taxes	173	(132)
Other liabilities	498	(100)
Total cash provided by operating activities	4,927	2,565

Investing activities
Additions to property and equipment	(713)	(743)
Purchases of investments	(620)	(330)
Sales of investments	546	322
Acquisitions, net of cash acquired	-	(145)
Other, net	(1)	1
Total cash used in investing activities	(788)	(895)

Financing activities
Repurchase of common stock	(312)	(1,003)
Issuance of common stock	28	48
Dividends paid	(568)	(527)
Borrowings of debt	1,892	-
Repayments of debt	(1,916)	(15)
Other, net	-	(1)
Total cash used in financing activities	(876)	(1,498)

Effect of exchange rate changes on cash and cash equivalents	7	(1)
Increase in cash, cash equivalents and restricted cash	3,270	171
Cash, cash equivalents and restricted cash at beginning of period	2,355	2,184
Cash, cash equivalents and restricted cash at end of period	$5,625	$2,355

BEST BUY CO., INC.

SEGMENT INFORMATION

($ in millions)

(Unaudited and subject to reclassification)

	Three Months Ended		Twelve Months Ended
Domestic Segment Results	January 30, 2021	February 1, 2020	January 30, 2021	February 1, 2020
Revenue	$15,400	$13,848	$43,293	$40,114
Comparable sales % change	12.4%	3.4%	9.2%	2.3%
Comparable online sales % change	89.3%	18.7%	144.4%	17.0%
Gross profit	$3,211	$2,931	$9,720	$9,234
Gross profit as a % of revenue	20.9%	21.2%	22.5%	23.0%
SG&A	$2,152	$2,053	$7,239	$7,286
SG&A as a % of revenue	14.0%	14.8%	16.7%	18.2%
Operating income	$971	$878	$2,348	$1,907
Operating income as a % of revenue	6.3%	6.3%	5.4%	4.8%

Domestic Segment Non-GAAP Results[1]
Gross profit	$3,190	$2,931	$9,699	$9,234
Gross profit as a % of revenue	20.7%	21.2%	22.4%	23.0%
SG&A	$2,132	$2,034	$7,159	$7,211
SG&A as a % of revenue	13.8%	14.7%	16.5%	18.0%
Operating income	$1,058	$897	$2,540	$2,023
Operating income as a % of revenue	6.9%	6.5%	5.9%	5.0%

	Three Months Ended		Twelve Months Ended
International Segment Results	January 30, 2021	February 1, 2020	January 30, 2021	February 1, 2020
Revenue	$1,537	$1,348	$3,969	$3,524
Comparable sales % change	14.9%	1.6%	15.0%	(0.5)%
Gross profit	$332	$304	$853	$814
Gross profit as a % of revenue	21.6%	22.6%	21.5%	23.1%
SG&A	$216	$215	$689	$712
SG&A as a % of revenue	14.1%	15.9%	17.4%	20.2%
Operating income	$62	$89	$43	$102
Operating income as a % of revenue	4.0%	6.6%	1.1%	2.9%

International Segment Non-GAAP Results[1]
Gross profit	$319	$304	$876	$814
Gross profit as a % of revenue	20.8%	22.6%	22.1%	23.1%
SG&A	$216	$215	$689	$712
SG&A as a % of revenue	14.1%	15.9%	17.4%	20.2%
Operating income	$103	$89	$187	$102
Operating income as a % of revenue	6.7%	6.6%	4.7%	2.9%

(1)For GAAP to non-GAAP reconciliations, please refer to the attached supporting schedule titled Reconciliation of Non-GAAP Financial Measures.

BEST BUY CO., INC.

REVENUE CATEGORY SUMMARY

(Unaudited and subject to reclassification)

	Revenue Mix		Comparable Sales
	Three Months Ended		Three Months Ended
Domestic Segment	January 30, 2021	February 1, 2020	January 30, 2021	February 1, 2020
Computing and Mobile Phones	43%	42%	16.4%	6.8%
Consumer Electronics	32%	36%	(1.3)%	4.1%
Appliances	12%	10%	36.0%	14.4%
Entertainment	9%	8%	31.4%	(21.8)%
Services	4%	4%	4.9%	(0.1)%
Other	-%	-%	N/A	N/A
Total	100%	100%	12.4%	3.4%

	Revenue Mix		Comparable Sales
	Three Months Ended		Three Months Ended
International Segment	January 30, 2021	February 1, 2020	January 30, 2021	February 1, 2020
Computing and Mobile Phones	42%	42%	20.5%	7.3%
Consumer Electronics	34%	37%	2.4%	1.2%
Appliances	9%	8%	26.8%	(3.5)%
Entertainment	10%	7%	59.5%	(16.9)%
Services	3%	5%	(18.0)%	8.5%
Other	2%	1%	6.5%	(16.1)%
Total	100%	100%	14.9%	1.6%

BEST BUY CO., INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

($ in millions, except per share amounts)

(Unaudited and subject to reclassification)

The following information provides reconciliations of the most comparable financial measures presented in accordance with accounting principles generally accepted in the U.S. (GAAP financial measures) to presented non-GAAP financial measures. The company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP financial measures. Generally, presented non-GAAP financial measures include adjustments for items such as restructuring charges, price-fixing settlements, goodwill impairments, gains and losses on investments, intangible asset amortization, certain acquisition-related costs and the tax effect of all such items. In addition, certain other items may be excluded from non-GAAP financial measures when the company believes this provides greater clarity to management and investors. These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for, the GAAP financial measures presented in this earnings release and the company’s financial statements and other publicly filed reports. Non-GAAP financial measures as presented herein may not be comparable to similarly titled measures used by other companies.

Three Months Ended				Three Months Ended
January 30, 2021				February 1, 2020
Domestic		International	Consolidated	Domestic	International	Consolidated
Gross profit	$3,211	$332	$3,543	$2,931	$304	$3,235
% of revenue	20.9%	21.6%	20.9%	21.2%	22.6%	21.3%
Restructuring - inventory markdowns[1]	-	(13)	(13)	-	-	-
Price-fixing settlement[2]	(21)	-	(21)	-	-	-
Non-GAAP gross profit	$3,190	$319	$3,509	$2,931	$304	$3,235
% of revenue	20.7%	20.8%	20.7%	21.2%	22.6%	21.3%

SG&A	$2,152	$216	$2,368	$2,053	$215	$2,268
% of revenue	14.0%	14.1%	14.0%	14.8%	15.9%	14.9%
Intangible asset amortization[3]	(20)	-	(20)	(19)	-	(19)
Non-GAAP SG&A	$2,132	$216	$2,348	$2,034	$215	$2,249
% of revenue	13.8%	14.1%	13.9%	14.7%	15.9%	14.8%

Operating income	$971	$62	$1,033	$878	$89	$967
% of revenue	6.3%	4.0%	6.1%	6.3%	6.6%	6.4%
Restructuring - inventory markdowns[1]	-	(13)	(13)	-	-	-
Price-fixing settlement[2]	(21)	-	(21)	-	-	-
Intangible asset amortization[3]	20	-	20	19	-	19
Restructuring charges[4]	88	54	142	-	-	-
Non-GAAP operating income	$1,058	$103	$1,161	$897	$89	$986
% of revenue	6.9%	6.7%	6.9%	6.5%	6.6%	6.5%

Effective tax rate			21.6%			22.9%
Price-fixing settlement[2]			0.2%			-%
Intangible asset amortization[3]			(0.1)%			-%
Restructuring charges[4]			(0.8)%			-%
Gain on investments, net			0.1%			-%
Non-GAAP effective tax rate			21.0%			22.9%

	Three Months Ended			Three Months Ended
	January 30, 2021			February 1, 2020
	Pretax Earnings	Net of Tax[5]	Per Share	Pretax Earnings	Net of Tax[5]	Per Share
GAAP diluted EPS			$3.10			$2.84
Restructuring - inventory markdowns[1]	$(13)	$(13)	(0.05)	$-	$-	-
Price-fixing settlement[2]	(21)	(15)	(0.06)	-	-	-
Intangible asset amortization[3]	20	15	0.06	19	14	0.06
Restructuring charges[4]	142	121	0.46	-	-	-
Gain on investments, net	(12)	(9)	(0.03)	-	-	-
Non-GAAP diluted EPS			$3.48			$2.90

	Twelve Months Ended			Twelve Months Ended
	January 30, 2021			February 1, 2020
	Domestic	International	Consolidated	Domestic	International	Consolidated
Gross profit	$9,720	$853	$10,573	$9,234	$814	$10,048
% of revenue	22.5%	21.5%	22.4%	23.0%	23.1%	23.0%
Restructuring - inventory markdowns[1]	-	23	23	-	-	-
Price-fixing settlement[2]	(21)	-	(21)	-	-	-
Non-GAAP gross profit	$9,699	$876	$10,575	$9,234	$814	$10,048
% of revenue	22.4%	22.1%	22.4%	23.0%	23.1%	23.0%

SG&A	$7,239	$689	$7,928	$7,286	$712	$7,998
% of revenue	16.7%	17.4%	16.8%	18.2%	20.2%	18.3%
Intangible asset amortization[3]	(80)	-	(80)	(72)	-	(72)
Acquisition-related transaction costs[3]	-	-	-	(3)	-	(3)
Non-GAAP SG&A	$7,159	$689	$7,848	$7,211	$712	$7,923
% of revenue	16.5%	17.4%	16.6%	18.0%	20.2%	18.2%

Operating income	$2,348	$43	$2,391	$1,907	$102	$2,009
% of revenue	5.4%	1.1%	5.1%	4.8%	2.9%	4.6%
Restructuring - inventory markdowns[1]	-	23	23	-	-	-
Price-fixing settlement[2]	(21)	-	(21)	-	-	-
Intangible asset amortization[3]	80	-	80	72	-	72
Restructuring charges[4]	133	121	254	41	-	41
Acquisition-related transaction costs[3]	-	-	-	3	-	3
Non-GAAP operating income	$2,540	$187	$2,727	$2,023	$102	$2,125
% of revenue	5.9%	4.7%	5.8%	5.0%	2.9%	4.9%

Effective tax rate			24.3%			22.7%
Price-fixing settlement[2]			0.2%			-%
Intangible asset amortization[3]			(0.6)%			0.1%
Restructuring charges[4]			(1.0)%			-%
Gain on investments, net			0.1%			-%
Non-GAAP effective tax rate			23.0%			22.8%

	Twelve Months Ended			Twelve Months Ended
	January 30, 2021			February 1, 2020
	Pretax Earnings	Net of Tax[5]	Per Share	Pretax Earnings	Net of Tax[5]	Per Share
GAAP diluted EPS			$6.84			$5.75
Restructuring - inventory markdowns[1]	$23	$23	0.09	$-	$-	-
Price-fixing settlement[2]	(21)	(15)	(0.06)	-	-	-
Intangible asset amortization[3]	80	60	0.23	72	54	0.20
Acquisition-related transaction costs[3]	-	-	-	3	2	0.01
Restructuring charges[4]	254	222	0.84	41	32	0.11
Gain on investments, net	(12)	(9)	(0.03)	(1)	(1)	-
Non-GAAP diluted EPS			$7.91			$6.07

(1)Represents inventory markdowns recorded within cost of sales associated with the decision to exit operations in Mexico.

(2)Represents a price-fixing litigation settlement received in relation to products purchased and sold in prior fiscal years.

(3)Represents charges associated with acquisitions, including: (1) the non-cash amortization of definite-lived intangible assets, including customer relationships, tradenames and developed technology; and (2) acquisition-related transaction costs primarily comprised of professional fees.

(4)Represents charges associated with actions taken to better align the company’s organizational structure with its strategic focus and the decision to exit operations in Mexico for the periods ended January 30, 2021, and charges and subsequent adjustments associated with U.S. retail operating model changes for the periods ended February 1, 2020.

(5)The non-GAAP adjustments primarily relate to the U.S. and Mexico. As such, the income tax charge is calculated using the statutory tax rate of 24.5% for all U.S. non-GAAP items for all periods presented. There is no income tax charge for Mexico non-GAAP items, as there was no tax benefit recognized on these expenses in the calculation of GAAP income tax expense.

Return on Assets and Non-GAAP Return on Investment

The tables below provide calculations of return on assets ("ROA") (GAAP financial measure) and non-GAAP return on investment (“ROI”) (non-GAAP financial measure) for the periods presented. The company believes ROA is the most directly comparable financial measure to ROI. Non-GAAP ROI is defined as non-GAAP adjusted operating income after tax divided by average invested operating assets. All periods presented below apply this methodology consistently. The company believes non-GAAP ROI is a meaningful metric for investors to evaluate capital efficiency because it measures how key assets are deployed by adjusting operating income and total assets for the items noted below. This method of determining non-GAAP ROI may differ from other companies' methods and therefore may not be comparable to those used by other companies.

Return on Assets ("ROA")	January 30, 2021[1]	February 1, 2020[1]
Net earnings	$1,798	$1,541
Total assets	18,408	15,953
ROA	9.8%	9.7%

Non-GAAP Return on Investment ("ROI")	January 30, 2021[1]	February 1, 2020[1]
Numerator
Operating income - total operations	$2,391	$2,009
Add: Non-GAAP operating income adjustments[2]	336	116
Add: Operating lease interest[3]	111	113
Less: Income taxes[4]	(695)	(548)
Add: Depreciation	759	740
Add: Operating lease amortization[5]	665	667
Adjusted operating income after tax	$3,567	$3,097

Denominator
Total assets	$18,408	$15,953
Less: Excess cash[6]	(4,071)	(831)
Add: Accumulated depreciation and amortization[7]	7,114	6,712
Less: Adjusted current liabilities[8]	(9,189)	(7,994)
Average invested operating assets	$12,262	$13,840

Non-GAAP ROI	29.1%	22.4%

(1)

Income statement accounts represent the activity for the trailing 12 months ended as of each of the balance sheet dates. Balance sheet accounts represent the average account balances for the trailing 12 months ended as of each of the balance sheet dates.

(2)

Non-GAAP operating income adjustments include continuing operations adjustments for restructuring charges, price-fixing settlements, intangible asset amortization and acquisition-related transaction costs. Additional details regarding these adjustments are included in the Reconciliation of Non-GAAP Financial Measures schedule within the company's quarterly earnings releases.

(3)

Operating lease interest represents the add-back to operating income to approximate the total interest expense that the company would incur if its operating leases were owned and financed by debt. The add-back is approximated by multiplying average operating lease assets by 4%, which approximates the interest rate on the company’s operating lease liabilities.

(4)

Income taxes are approximated by using a blended statutory rate at the Enterprise level based on statutory rates from the countries in which the company does business, which primarily consists of the U.S. with a statutory rate of 24.5% for the periods presented.

(5)

Operating lease amortization represents operating lease cost less operating lease interest. Operating lease cost includes short-term leases, which are immaterial, and excludes variable lease costs as these costs are not included in the operating lease asset balance.

(6)

Excess cash represents the amount of cash, cash equivalents and short-term investments greater than $1 billion, which approximates the amount of cash the company believes is necessary to run the business and may fluctuate over time.

(7)	Accumulated depreciation and amortization represents accumulated depreciation related to property and equipment and accumulated amortization related to definite-lived intangible assets.
(8)	Adjusted current liabilities represent total current liabilities less short-term debt and the current portions of operating lease liabilities and long-term debt.